The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 18, 2025

February 2025 Registration Statement No. 333-265158 Pricing Supplement dated February , 2025 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee the return of the full principal amount at maturity. Instead, if the final underlier value of each underlier is greater than or equal to its initial underlier value, at maturity investors will receive the stated principal amount plus a positive return equal to the fixed percentage, which will be determined on the pricing date and will be at least 22.80%. If the final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is greater than or equal to its trigger value, which is equal to 75% of its initial underlier value, at maturity investors will receive the stated principal amount. However, if the final underlier value of either underlier is less than its trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value of the worse performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive will be less than 75% of the stated principal amount and could be zero. Because any payment on the securities is based on the worse performing of the underliers, a decline in the final underlier value of either underlier below its trigger value will result in a significant loss of your investment even if the other underlier appreciates or has not declined as much. The securities are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of either underlier in exchange for the potential to receive a return equal to the fixed percentage if the final underlier value of each underlier is greater than or equal to its initial underlier value and the limited protection against loss, which applies only if the final underlier value of each underlier is greater than or equal to its trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of either underlier above the fixed percentage, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference assets*:	Russell 2000® Index (the “RTY Index”) and S&P 500® Index (the “SPX Index”) (each an “underlier” and together the “underliers”)
	Underlier	Bloomberg ticker	Initial underlier value(1)	Trigger value(2)
	RTY Index	RTY<Index>
	SPX Index	SPX<Index>
(1) With respect to each underlier, the closing level of that underlier on the pricing date (2) With respect to each underlier, 75.00% of its initial underlier value (rounded to three decimal places)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	February 28, 2025
Original issue date:	March 5, 2025
Valuation date†:	March 1, 2027
Maturity date†:	March 4, 2027
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value of each underlier is greater than or equal to its initial underlier value:

$1,000 + ($1,000 × fixed percentage)

•     If the final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is greater than or equal to its trigger value:

$1,000

•     If the final underlier value of either underlier is less than its trigger value:

$1,000 × underlier performance factor of the worse performing underlier

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Fixed percentage:	At least 22.80%. The actual fixed percentage will be determined on the pricing date.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$20.00(2) $5.00(3)	$975.00
Total	$	$	$	$

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $943.30 and $963.30 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision. The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 23, 2022	Prospectus Supplement dated June 27, 2022	Underlying Supplement dated June 27, 2022

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worse performing underlier:	The underlier with the lower underlier performance factor
Final underlier value:	With respect to each underlier, the closing level of that underlier on the valuation date
Closing level*:	With respect to each underlier, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06746AN25 / US06746AN252
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of that underlier. In addition, the calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain changes in or modifications to that underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to either underlier or if a market disruption event occurs with respect to either underlier on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.
February 2025	Page 2

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which the securities are a part, and the underlying supplement dated June 27, 2022. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

▪	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

▪	Underlying supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

February 2025	Page 3

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

February 2025	Page 4

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

February 2025	Page 5

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due June 3, 2026 (the “securities”) can be used:

▪	As an alternative to direct exposure to the worse performing underlier that provides for the potential of a fixed positive return if the worse performing underlier appreciates at all (or remains flat) in lieu of full participation in any potential appreciation in the value of either underlier

▪	To enhance returns and potentially outperform the worse performing underlier in a moderately bullish scenario

▪	To provide limited protection against a loss of principal in the event of a decline of either underlier from its initial underlier value to its final underlier value, but only if the final underlier value of each underlier is greater than or equal to its trigger value.

Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of either underlier above the fixed percentage, which may be significant.

If the final underlier value of either underlier is less than its trigger value, the securities are exposed on a 1:1 basis to the negative performance of the worse performing underlier from its initial underlier value.

Maturity:	Approximately 24 months
Fixed percentage:	At least 22.80%. The actual fixed percentage will be determined on the pricing date.
Trigger value:	With respect to each underlier, 75% of its initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities are for investors who seek an equity index-based return and who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of either underlier in exchange for the potential to receive a return equal to the fixed percentage if the final underlier value of each underlier is greater than or equal to its initial underlier value and the limited protection against loss, which applies only if the final underlier value of each underlier is greater than or equal to its trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the fixed percentage and you will not participate in any appreciation in the value of either underlier, which may be significant.

The following scenarios reflect the potential payment on the securities, if any, at maturity:

Upside Scenario	The final underlier value of each underlier is greater than or equal to its initial underlier value. In this case, at maturity, the securities pay the stated principal amount of $1,000 plus a positive return equal to the fixed percentage of at least 22.80%. The actual fixed percentage will be determined on the pricing date.
Par Scenario	The final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is greater than or equal to its trigger value. In this case, at maturity, the securities pay the stated principal amount of $1,000 per security even though the value of one or more underliers has declined.
Downside Scenario	The final underlier value of either underlier is less than its trigger value. The payment due at maturity will be equal to the stated principal amount times the underlier performance factor of the worse performing underlier. In this case, at maturity, the securities pay less than 75% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value of the worse performing underlier from its initial underlier value. For example, if the final underlier value of the worse performing underlier is 55% less than its initial underlier value, the securities will pay $450.00 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.
February 2025	Page 6

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Selected Purchase Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value of each underlier will be greater than or equal to its initial underlier value, and you are willing and able to accept the risk that, if the final underlier value of either underlier is less than its trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You understand and accept that any positive return on the securities is limited to the fixed percentage, and you will not participate in any appreciation in the value of either underlier above the fixed percentage, which may be significant.

▪	You are willing and able to accept the individual market risk of each underlier and you understand that poor performance by either underlier may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underliers, nor will you have any voting rights with respect to the securities composing the underliers.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value of at least one underlier will be less than its initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value of at least one underlier is less than its trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You seek an investment that provides for participation in any upside performance of the underliers above the fixed percentage.

▪	You are unwilling or unable to accept the individual market risk of each underlier or the risk that poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underliers.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the appropriateness of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the securities for investment.

February 2025	Page 7

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the terms listed below. The payoff diagram is based on the worse performing underlier. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity.

Stated principal amount:	$1,000 per security
Hypothetical fixed percentage:	22.80%. The actual fixed percentage will be determined on the pricing date.
Trigger value:	With respect to each underlier, 75% of its initial underlier value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Trigger Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value of each underlier is greater than or equal to its initial underlier value, at maturity investors will receive the $1,000 stated principal amount plus a positive return equal to the hypothetical fixed percentage of 22.80%.

▪	For example, if the worse performing underlier appreciates by 5%, at maturity investors would receive a return equal to the hypothetical fixed percentage of 22.80%, or $1,228.00 per security.

▪	If the worse performing underlier appreciates by 45%, at maturity investors would receive a return equal to the hypothetical fixed percentage of 22.80%, or $1,228.00 per security, even though the worse performing underlier has appreciated by more than the fixed percentage.

▪	Par Scenario. If the final underlier value of either underlier is less than its initial underlier value but the final underlier value of each underlier is greater than or equal to its trigger value, at maturity investors will receive the stated principal amount of $1,000 per security.

February 2025	Page 8

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

▪	For example, if the worse performing underlier depreciates by 5%, at maturity investors would receive the $1,000 stated principal amount per security, even though the worse performing underlier has depreciated.

▪	Downside Scenario. If the final underlier value of either underlier is less than its trigger value, at maturity investors will receive an amount that is less than 75% of the $1,000 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the worse performing underlier. Investors may lose their entire initial investment in the securities.

▪	For example, if the worse performing underlier depreciates by 50%, investors would lose 50% of their principal and receive only $500.00 per security at maturity, or 50% of the stated principal amount, even if the other underlier has appreciated or has not declined as much.

February 2025	Page 9

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underliers?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume, for each underlier, a hypothetical initial underlier value of 100.00 and a hypothetical trigger value of 75.000 (or 75% of its hypothetical initial underlier value) and assume a hypothetical fixed percentage of 22.80%. The hypothetical initial underlier value of 100.00 for each underlier has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for either underlier. Please see “Russell 2000® Index Overview” and “S&P 500® Index Overview” below for recent actual values of the underliers. The actual initial underlier values, trigger values and fixed percentage applicable to the securities will be determined on the pricing date. The table and examples below are based on the worse performing underlier. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity. The “worse performing underlier” is the underlier with the lower underlier performance factor. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value of the Worse Performing Underlier	Underlier Appreciation / Depreciation of the Worse Performing Underlier	Underlier Performance Factor of the Worse Performing Underlier	Payment at Maturity	Total Return on the Securities
190.00	90.00%	N/A	$1,228.00	22.80%
180.00	80.00%	N/A	$1,228.00	22.80%
170.00	70.00%	N/A	$1,228.00	22.80%
160.00	60.00%	N/A	$1,228.00	22.80%
150.00	50.00%	N/A	$1,228.00	22.80%
140.00	40.00%	N/A	$1,228.00	22.80%
130.00	30.00%	N/A	$1,228.00	22.80%
122.80	22.80%	N/A	$1,228.00	22.80%
120.00	20.00%	N/A	$1,228.00	22.80%
110.00	10.00%	N/A	$1,228.00	22.80%
105.00	5.00%	N/A	$1,228.00	22.80%
100.00	0.00%	N/A	$1,228.00	22.80%
99.99	-0.01%	N/A	$1,000.00	0.00%
95.00	-5.00%	N/A	$1,000.00	0.00%
90.00	-10.00%	N/A	$1,000.00	0.00%
85.00	-15.00%	N/A	$1,000.00	0.00%
80.00	-20.00%	N/A	$1,000.00	0.00%
75.00	-25.00%	N/A	$1,000.00	0.00%
74.99	-25.01%	74.99%	$749.90	-25.01%
70.00	-30.00%	70.00%	$700.00	-30.00%
60.00	-40.00%	60.00%	$600.00	-40.00%
50.00	-50.00%	50.00%	$500.00	-50.00%
40.00	-60.00%	40.00%	$400.00	-60.00%
30.00	-70.00%	30.00%	$300.00	-70.00%
20.00	-80.00%	20.00%	$200.00	-80.00%
10.00	-90.00%	10.00%	$100.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%
February 2025	Page 10

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the worse performing underlier increases from its initial underlier value of 100.00 to a final underlier value of 150.00, an increase of 50.00%.

Because the final underlier value of each underlier is greater than or equal to its initial underlier value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × fixed percentage)

= $1,000 + ($1,000 × 22.80%)

= $1,228.00

Because the final underlier value of each underlier is greater than or equal to its initial underlier value, the payment at maturity is equal to $1,228.00 per security, representing a total return of 22.80% on the securities, even though the worse performing underlier appreciated by 50.00% from its initial underlier value to its final underlier value.

Example 2: The value of the worse performing underlier increases from its initial underlier value of 100.00 to a final underlier value of 105.00, an increase of 5.00%.

Because the final underlier value of the worse performing underlier is greater than or equal to its initial underlier value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 × fixed percentage)

= $1,000 + ($1,000 × 22.80%)

= $1,228.00

Because the final underlier value of each underlier is greater than or equal to its initial underlier value, the payment at maturity is equal to $1,228.00 per security, representing a total return of 22.80% on the securities.

Example 3: The value of the worse performing underlier decreases from its initial underlier value of 100.00 to a final underlier value of 90.00, a decrease of 10.00%.

Because the final underlier value of the worse performing underlier is less than its initial underlier value but the final underlier value of each underlier is greater than or equal to its trigger value, the payment at maturity is equal to the stated principal amount of $1,000.00 per security.

The total return on the securities is 0.00%.

Example 4: The value of the worse performing underlier decreases from its initial underlier value of 100.00 to a final underlier value of 50.00, a decrease of 50.00%.

Because the final underlier value of the worse performing underlier is less than its trigger value and its underlier performance factor is 50%, the payment at maturity is equal to $500.00 per security, calculated as follows:

$1,000 × underlier performance factor of the worse performing underlier

= $1,000 × (final underlier value of the worse performing underlier / initial underlier value of the worse performing underlier)

= $1,000 × (50.00 / 100.00) = $500.00

The total return on the securities is -50.00%. Because the final underlier value of the worse performing underlier is less than its trigger value, you are fully exposed to the decline in the closing level of the worse performing underlier, even though the other underlier may have appreciated or not declined below its trigger value.

February 2025	Page 11

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in either or both underliers or the securities composing the underliers. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final underlier value of either underlier is less than its trigger value, you will be exposed to the decline in the closing level of the worse performing underlier, as compared to its initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor of the worse performing underlier. Under these circumstances, your payment at maturity will be less than 75% of the stated principal amount and could be zero. There is no minimum payment at maturity on the securities.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of any appreciation in the value of either underlier, which may be significant. If the worse performing underlier appreciates from the pricing date to the valuation date by more than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in the worse performing underlier.

▪	The fixed percentage provides an enhanced return only for a limited range of positive performance of the worse performing underlier. The fixed percentage enhances returns as compared to the return of the worse performing underlier only when its final underlier value is greater than or equal to its initial underlier value and its appreciation is less than the fixed percentage. Accordingly, if the worse performing underlier appreciates by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities as compared to the return of the worse performing underlier.

▪	You are exposed to the market risk of each underlier. Your return on the securities is not linked to a basket consisting of each underlier. Rather, it will be contingent upon the independent performance of each underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlier. Poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier. In addition, if either underlier has declined to below its trigger value as of the valuation date, you will be fully exposed to the decline in the worse performing underlier over the term of the securities on a 1-to-1 basis, even if the other underlier has appreciated or has not declined as much. Under this scenario, the value of any such payment will be less than 75% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each underlier.

▪	Because the securities are linked to the performance of the worse performing underlier, you are less likely to receive a positive return on your investment, and you are exposed to greater risks of sustaining a significant loss on your investment, than if the securities were linked to just one underlier. The likelihood of receiving a positive return is lower, and the risk that you will suffer a significant loss on your investment is greater, if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With two underliers, it is more likely that either underlier will close below its initial underlier value or its trigger value on the valuation date than if the securities were linked to only one underlier, and therefore it is less likely that you will receive a positive return and more likely that you will suffer a significant loss on your investment.

▪	Any payment on the securities will be determined based on the closing levels of the underliers on the dates specified. Any payment on the securities will be determined based on the closing levels of the underliers on the dates specified. You will not benefit from any more favorable values of the underliers determined at any other time.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the level of each underlier is above its trigger value.

▪	Investing in the securities is not equivalent to investing in either or both underliers or the securities composing the underliers. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or

February 2025	Page 12

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

▪	Adjustments to the underliers could adversely affect the value of the securities. The sponsor of an underlier may add, delete, substitute or adjust the securities composing that underlier or make other methodological changes to that underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain material changes in or modifications to that underlier. In addition, the sponsor of an underlier may also discontinue or suspend calculation or publication of that underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that underlier. Any of these actions could adversely affect the value of the relevant underlier and, consequently, the value of the securities. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in either underlier, or engaging in transactions in them, and any such action could adversely affect the value of that underlier. These legislative or regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities if you are forced to divest the securities due to government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

February 2025	Page 13

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

▪	The securities are subject to small-capitalization companies risk with respect to the RTY Index. The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier values and, as a result, the trigger values, which are the values at or above which the respective underliers must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the values of the underliers on the valuation date and, accordingly, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the securities. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the selected dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an underlier is to be determined; if an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the securities; and calculating the value of an underlier on any date of determination in the event of certain changes in or modifications to that underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the

February 2025	Page 14

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	whether the final underlier value of either underlier is expected to be below its trigger value;

o	correlation (or lack of correlation) of the underliers;

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Russell 2000® Index Overview” and “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your

February 2025	Page 15

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

February 2025	Page 16

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Russell 2000® Index Overview

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Information about the RTY Index as of market close on February 14, 2025:

Bloomberg Ticker Symbol:	RTY	52 Week High:	2,442.031
Current Closing Level:	2,279.981	52 Week Low:	1,942.958
52 Weeks Ago (2/16/2024):	2,032.744

The following table sets forth the published high, low and period-end closing levels of the RTY Index for each quarter for the period of January 2, 2020 through February 14, 2025. The associated graph shows the closing levels of the RTY Index for each day in the same period. The closing level of the RTY Index on February 14, 2025 was 2,279.981. We obtained the closing levels of the RTY Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the RTY Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

Russell 2000® Index	High	Low	Period End
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter	2,109.459	1,942.958	2,047.691
Third Quarter	2,263.674	2,026.727	2,229.970
Fourth Quarter	2,442.031	2,180.146	2,230.158
2025
First Quarter (through February 14, 2025)	2,317.968	2,189.233	2,279.981
February 2025	Page 17

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

RTY Index Historical Performance* January 2, 2020 to February 14, 2025

* The dotted line indicates a hypothetical trigger value of 75% of the closing level of the RTY Index on February 14, 2025. The actual trigger value will be equal to 75% of the initial underlier value of the RTY Index.

Past performance is not indicative of future results.

February 2025	Page 18

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Information about the SPX Index as of market close on February 14, 2025:

Bloomberg Ticker Symbol:	SPX	52 Week High:	6,118.71
Current Closing Level:	6,114.63	52 Week Low:	4,967.23
52 Weeks Ago (2/16/2024):	5,005.57

The following table sets forth the published high, low and period-end closing levels of the SPX Index for each quarter for the period of January 2, 2020 through February 14, 2025. The associated graph shows the closing levels of the SPX Index for each day in the same period. The closing level of the SPX Index on February 14, 2025 was 6,114.63. We obtained the closing levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SPX Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter (through February 14, 2025)	6,118.71	5,827.04	6,114.63
February 2025	Page 19

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

SPX Index Historical Performance* January 2, 2020 to February 14, 2025

* The dotted line indicates a hypothetical trigger value of 75% of the closing level of the SPX Index on February 14, 2025. The actual trigger value will be equal to 75% of the initial underlier value of the SPX Index.

Past performance is not indicative of future results.

February 2025	Page 20

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underliers. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underliers and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the underliers, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds

February 2025	Page 21

Trigger Jump Securities Based on the Value of the Worse Performing of the Russell 2000® Index and the S&P 500® Index due March 4, 2027

Principal at Risk Securities

and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

We expect that delivery of the securities will be made against payment for the securities on the original issue date, which is more than one business day following the pricing date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

February 2025	Page 22